                                                                    EXHIBIT 10.1
                           CHANGE IN CONTROL AGREEMENT

         This is an Agreement (the "Agreement") made by and between Ohio State Bancshares, Inc. ("Company") and Steven M. Strine ("Executive").

                                    RECITALS

         WHEREAS, Company is a bank holding company whose principal subsidiary is engaged in the business of banking and businesses incidental thereto.

         WHEREAS, Executive possesses unique skills, knowledge and experience relating to the business of the Company.

         WHEREAS, Company desires to recognize the past and future services of Executive, and, in that connection, Executive desires to be assured that, in the event of a change in the control of Company, Executive will be provided with an adequate severance payment for termination without cause or as compensation for Executive's severance because of a material change in his duties and functions.

         WHEREAS, Company desires to be assured of the objectivity of Executive in evaluating a potential change of control and advising whether or not a potential change of control is in the best interest of Company and its shareholders.

         WHEREAS, Company desires to induce Executive to remain in the employ of the Company (as hereinafter defined) following a change of control to provide for continuity of management.

         NOW, THEREFORE, in consideration of the premises and of their mutual covenants expressed in this Agreement, the parties hereto make the following agreement, intending to be legally bound thereby:

SECTION 1 - DEFINITIONS.

A. BOARD - "Board" shall mean the Board of Directors of Ohio State Bancshares, Inc.

B. CAUSE - "Cause" shall mean and be limited to Executive's (a) conviction of a felony, (b) criminal dishonesty, (c) refusal to act in accordance with any specific substantive instructions given by Company with respect to Executive's performance of duties normally associated with his position prior to the Change in Control, or (d) engaging in conduct which could be materially damaging to Company without a reasonable good faith belief that such conduct was in the best interest of Company.

C. CHANGE IN CONTROL - "Change in Control" shall result if, and shall be deemed to have occurred on the date of, a transaction pursuant to which:

      1. Any person or group (as such terms are used in connection with Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of securities of Ohio State Bancshares, Inc. representing 35% or more of the combined voting power of Ohio State Bancshares, Inc.'s then outstanding securities;

      2. A merger, consolidation, sale of assets, reorganization, or proxy contest, is consummated and, as a consequence of which, members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter;

      3. During any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board (including for this purpose any new director whose election or nomination for election by Ohio State Bancshares, Inc.'s stockholders was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board; or

      4. A merger, consolidation or reorganization is consummated with any other corporation pursuant to which the shareholders of Ohio State Bancshares, Inc. immediately prior to the merger, consolidation or reorganization do not immediately thereafter directly or indirectly own more than fifty percent (50%) of the combined voting power of the voting securities entitled to vote in the election of directors of the merged, consolidated or reorganized entity.

      Notwithstanding the foregoing, no trust department or designated fiduciary or other trustee of such trust department of Ohio State Bancshares, Inc. or a subsidiary of Ohio State Bancshares, Inc., or other similar fiduciary capacity of Ohio State Bancshares, Inc. with direct voting control of the stock shall be treated as a person or group within the meaning of subsection C.1 hereof. Further, no profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of Ohio State Bancshares, Inc. or any of its subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be treated as a person or group within the meaning of subsection C.1 hereof.

D. CODE - "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

E. COMPANY - "Company" shall include The Marion Bank and any members of its Affiliated Group, over which Executive has managerial control, as that term is defined in Section 1504 of the Code, and shall include any predecessor corporations of the Company and its Affiliated Group.

F.    EXCHANGE ACT - "Exchange Act" means The Securities Exchange Act of 1934.

G. OHIO STATE BANCSHARES, INC. - "Ohio State Bancshares, Inc." means Ohio State Bancshares, Inc., an Ohio corporation which owns all of the outstanding capital stock of The Marion Bank.

SECTION 2 - TERM OF AGREEMENT.

This Agreement shall be effective from the date of this Agreement until the Agreement Termination Date, which is the later of: (i) Company's payment of any amounts due under Section's 5 and 7, and (ii) the earliest of:

      1.    The date this Agreement is mutually rescinded;

      2. The date prior to a Change in Control on which the Executive's employment with the Company is terminated by death, retirement, disability, resignation, or dismissal for any reason;

      3. The date Executive employment is terminated for Cause after a Change in Control;

      4. The date which is two (2) years after the date of a Change in Control; or

      5. The date which the Company's subsidiary (The Marion Bank), or any other member of its Affiliated Group, and over which Executive has managerial control, which is a depository institution which is insured by an agency of any state or the United States Federal
            Government:

            a.    becomes insolvent;

            b.    has appointed any conservator or receiver;

            c. is assigned a composite rating of 4 or 5 by the appropriate federal banking agency or is informed in writing by the Federal Deposit Insurance Corporation that it is rated a 4 or 5 under the Uniform Financial Institution's Rating System of the Federal Financial Institutions Examination Council;

            d. has initiated against it by the Federal Deposit Insurance Corporation a proceeding to terminate or suspend deposit insurance; or

            e. reasonably determines in good faith and with due care that the payments called for under this Agreement, or the obligations and promises assumed and made under this Agreement have become proscribed under applicable law or regulations; provided, however, if such law or regulations apply prospectively only, or for some other reason do not apply to this Agreement, then this Agreement shall not be deemed by Company to be proscribed.

SECTION 3 - REDUCTION IN COMPENSATION PROSCRIBED AFTER A CHANGE IN CONTROL.

During the term of this Agreement from the date of a Change in Control forward, Executive shall receive as compensation, while still employed by Company, a salary at a rate no less than the highest rate in effect during the one-year period before the Change in Control, and shall, in addition, be entitled to receive a bonus equal to at least the average of the last three years bonuses paid before the Change in Control. In addition, during such period, the Company shall pay and provide for Executive at no cost to Executive, all of his then-current fringe benefits, including but not limited to health, disability, dental, life insurance, club memberships, etc., all of which shall be at levels and amounts no less favorable than levels and amounts in effect as of the Change in Control.

SECTION 4 - NO ADDITIONAL RIGHTS PRIOR TO A CHANGE IN CONTROL.

Except for an obligation arising pursuant to Section 5.C of this Agreement, nothing contained in this Agreement shall change, alter or amend any rights which either Company or Executive may have in respect of the termination of the employment of Executive by Company prior to a Change in Control. Nothing contained in this Agreement shall be construed to create any additional right or obligation of Executive to be employed by Company. If the employment of Executive by Company is terminated by Company or by Executive, for any reason whatsoever, prior to a Change in Control, Executive and Company shall have only such rights and obligations in respect of such termination as either of them would have had if this Agreement had not been effected.

SECTION 5 - PAYMENTS DUE AFTER A CHANGE IN CONTROL.

A. If during the term of this Agreement and after the date of a Change in Control, Executive is discharged without Cause or Executive resigns because he has: (i) been demoted, (ii) had his compensation reduced,
       (iii) had his principal place of employment transferred away from Marion, Ohio or (iv) had his job title, status or responsibility materially reduced, then the Company shall make the payments to Executive set forth in subsection D of this Section 5.

B. If Executive voluntarily terminates employment not earlier than three (3) months and not later than six (6) months following a Change in Control then the Company shall make the payments to Executive set forth in subsection D of this Section 5.

C. If Executive is discharged by Company other than for Cause and there is a Change in Control within two years of the discharge, then the Company shall make the payments to Executive set forth in subsection D of this
       Section 5, reduced for any severance pay made by the Company to Executive at the time of Executive's discharge.

D. In the event of the termination of Executive's employment as described in A, B or C above, Executive shall be entitled to receive: (i) a cash payment equal to two (2) years of Compensation or (ii) upon Executive's election, two (2) years of Compensation payable in equal monthly payments, in cash, without interest. The lump sum cash payment or the first monthly cash payment, as the case may be, shall be paid at the end of the first month commencing after the Executive's termination of employment in the case of a benefit entitlement under subsection A or B above and immediately upon consummation of a Change in Control under subsection C above. If Executive's employment is terminated as described in subsection A or subsection B above, then in addition to the above cash payment(s), Company shall continue at no cost to Executive for the term of the Benefit Period as defined below, Executive's coverage in Company's health, disability, dental, life insurance and club memberships at the same levels that had been provided immediately prior to his termination of employment. The Benefit Period shall commence on the date of termination of the Executive's employment and shall end on the last day of the twenty fourth (24th) consecutive whole month thereafter.

       In the event Executive dies before collecting all amounts and benefits due under this Section, any payments owing shall be paid to the person or persons as stated in the last designation of beneficiary concerning this Agreement signed by Executive and filed with Company, and if not, then to the personal representative of Executive.

       The payments and benefits provided for herein are in lieu of compensation, benefits or amounts the Executive might otherwise be entitled to under the Company's severance policy or otherwise payable by the Company be reason of termination of employment.

E. As used herein "Compensation" shall mean the sum of employee base salary plus any cash bonuses for the last whole calendar year preceding Executive's termination of employment. Compensation shall not include any amount, other than base salary and cash bonuses, included in Executive's taxable compensation for federal income tax purposes and reported to Executive and Internal Revenue Service ("IRS") such as the reporting of previously deferred compensation or gain realized upon exercise of any non qualified stock options. In the event the payments required under this Agreement, when added together with any other amounts required to be included by Executive under the provisions of the Code, result in an "Excess Parachute Payment," as that term is defined in Section 280G of the Code, then the amount of the payments provided for in this agreement shall be increased in an amount equal to 140% of any excise tax imposed under Section 4999 (or any successor thereto) of the Code and otherwise payable by the Executive.

F. Any subsequent employment by Executive shall not reduce the obligation of the Company to make the full payments and provide the full benefits specified herein and Executive shall have no obligation to seek other employment or otherwise mitigate the effect of his discharge from employment.

SECTION 6 - QUALIFIED AND NON-QUALIFIED RETIREMENT PENSION PLANS.

Nothing in this Agreement shall reduce any pension benefits or benefits from other qualified or non-qualified retirement plans maintained by Company to which Executive is otherwise entitled without regard to this Agreement. The Company shall take such actions as are necessary in order to amend any and all qualified and non-qualified retirement plans of the Company, or of any of its subsidiaries, in order to provide for the inclusion of payments made to Executive under the terms of this Agreement within the definition of compensation for all such plans and to provide for the inclusion of the Benefit Period within the computation of any and all years of service an/or age requirements for the computation of the amount of, or vesting of, benefits under the Company's qualified and non-qualified retirements plans.

SECTION 7 - PROVISION FOR OUTPLACEMENT SERVICES.

In the event of the termination of employment of Executive requiring the payments specified in Section 5 of this Agreement, Executive shall be entitled to one year of out placement services following termination of employment. Such services shall include employment counseling, resume services, executive placement services and similar services generally provided to executives by professional executive out placement service providers. All costs of such out placement services shall be paid for by the Company.

SECTION 8 - RIGHT TO OTHER BENEFITS.

Nothing in this Agreement shall abridge, eliminate, or cause Executive to lose Executive's right or entitlement to any other Company benefit to which Executive may be entitled due to his status as an employee under any plan or policy of Company on such terms and conditions as are required of any employee under any plan or policy of Company. Further, nothing in this Agreement shall create in Executive any greater rights or entitlements, except as specified in this Agreement. The plans and policies referred to in this Section 8 include, but are not limited to, life insurance plans, dental, disability or health insurance benefits, severance policies, club memberships, and accrued vacation pay.

SECTION 9 - PROTECTION OF BUSINESS.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, during the term of this Agreement and for a period of one year thereafter:

A. Executive will not disclose, reveal or communicate to any person, firm, corporation, partnership, joint venture or other entity, directly or indirectly, any trade secrets or other information which Executive may have obtained during the course of his employment by Company in respect of any matters affecting or relating to the banking business of Company including, without limitation, any of its plans, policies, business practices, finances, methods of operation or other information known to Executive to be historically considered by Company to be confidential information.

B. In addition to any action for damages, the restrictions imposed upon Executive under this Section 9 may be enforced by the Company by an action for an injunction and it is hereby agreed that (in view of the general practical difficulty of determining by computation or legal proof the exact amount of damages, if any, resulting to Company from a violation by Executive of the provisions of this Section 9) there would be no adequate remedy at law for any breach by Executive of any such restriction.

C. The obligations imposed upon Executive by this Section 9 shall survive the termination of this Agreement pursuant to Section 2.

SECTION 10 - NOTICE AND PAYMENTS.

All payments required or permitted to be made under the provisions of this Agreement, and all notices and other communications required or permitted to be given or delivered under this Agreement to Company or to Executive, which notices or communications must be in writing, shall be deemed to have been given if delivered by hand, or mailed by first-class mail, addressed as follows:

A.     If to Company:

       Ohio State Bancshares, Inc.
       111 S. Main Street
       P.O. Box 1818
       Marion, OH  43301-1818
       Atten:  Chairman, Compensation Committee

B.     If to Executive:
       Steven M. Strine
       627 Gemini Drive
       Marion, Ohio  43302

Company or Executive may, by notice given to the other from time to time and at any time, designate a different address for making payments required to be made, and for the giving of notices or other communications required or permitted to be given, to the party designating such new address.

SECTION 11 - RECOVERY OF COSTS.

In case of litigation between the parties regarding this Agreement, the prevailing party shall be entitled to recovery of all of their costs including reasonable attorney's fees.

SECTION 12 - PAYROLL TAXES.

Any payment required or permitted to be made or given to Executive under this Agreement shall be subject to the withholding and other requirements of applicable laws, and to the deduction requirements of any benefit plan maintained by Company in which

Executive is a participant, and to all reporting, filing and other requirements in respect of such payments, and Company shall use it best efforts promptly to satisfy all such requirements.

SECTION 13 - GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

SECTION 14 - DUPLICATE ORIGINALS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall constitute a single instrument.

SECTION 15 - CAPTIONS.

The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretations, construction or meaning and are in no way to be construed as a part of this Agreement.

SECTION 16 - SEVERABILITY.

If any provision of this Agreement or the application of any provision to any person or any circumstances shall be determined to be invalid or unenforceable, such provision or portion thereof shall nevertheless be effective and enforceable to the extent determined reasonable. Such determination shall not affect any other provision of this Agreement or the application of said provision to any other person or circumstance, all of which other provisions shall remain in full force and effect, and it is the intention of Company and Executive that if any provision of this Agreement is susceptible of two or more constructions, one of which would render the provision enforceable and the other or others of which would render the provisions unenforceable, then the provisions shall have the meaning which renders it enforceable.

SECTION 17 - NUMBER AND GENDER.

When used in this Agreement, the number and gender of each pronoun shall be construed to be such number and gender as the context, circumstances or its antecedent may require.

SECTION 18 - SUCCESSOR AND ASSIGNS.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns (including successive, as well as immediate, successors and assigns) of Company; provided, however, that Company may not assign this Agreement or any of its rights or obligations to any party other than a corporation which succeeds to substantially all of the business and assets of Company by merger, consolidation, sale of assets or otherwise. This Agreement shall inure to the benefit of and be binding upon the successor and assigns (including successive, as well as immediate, successors and assigns) of Executive; provided, however, that the right of Executive under this Agreement may be assigned only to his personal representative or trustee or by will or pursuant to applicable laws of descent and distribution.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on and to be effective on September 15, 2000.


In the Presence of:                               Executive

/s/ Gary E. Pendleton                             /s/ Steven M. Strine
/s/ Todd Wanner                                   Steven M. Strine

In the Presence of:                               OHIO STATE BANCSHARES, INC.

/s/ Gary E. Pendleton                             By:  /s/ Fred K. White
/s/ Todd Wanner                                   Its:  Chairman